Exhibit (a)(1)(H)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT

TO

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

OF METEN EDTECHX EDUCATION GROUP LTD.

December 16, 2020

In this supplement (this “Supplement”), references to “we,” “us,” “Meten EdtechX” or the “Company” are to Meten EdtechX Education Group Ltd., a Cayman Islands exempted company, and references to “you” are to eligible holders of outstanding warrants.

On December 7, 2020, we offered to holders of outstanding warrants to purchase 12,705,000 ordinary shares, US$0.0001 par value (the “Ordinary Shares”) issued in the Company’s business combination (“Business Combination”) which led to it becoming a public company, each with an exercise price of $11.50 per share, and any subsequently issued warrants with identical terms and conditions (collectively, the “Warrants”), upon the terms and subject to the conditions set forth in an offer to exercise warrants to purchase ordinary shares, dated December 7, 2020, the opportunity to exercise the Warrants at a temporarily reduced exercise price of $1.40 per Ordinary Share (the “Offer to Exercise”).

By this Supplement, we are providing you with additional information that may be useful to you in considering participation in the Offer to Exercise.

The date of this document is December 16, 2020

IMPORTANT

Holders should read this Supplement together with the original Offer to Exercise and Election to Participate and Exercise Warrants in considering whether to exercise their Warrants. Except as otherwise set forth in this Supplement, the terms and conditions set forth in the original Offer to Exercise and the Election to Participate and Exercise Warrants remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the original Offer to Exercise, the information and amendments in this Supplement shall control.

References to the “Offer to Exercise” herein and in the original Offer to Exercise shall be deemed to be references to the Offer to Exercise as supplemented hereby (except as expressly indicated otherwise). References herein and in the original Offer to Exercise to the “Offering Materials” shall be deemed to be references to the original Offer to Exercise, as supplemented by this Supplement, together with the Election to Participate and Exercise Warrants and Notice of Withdrawal. References herein and in the original Offer to Exercise to Annex C shall be deemed to be references to Annex C to this Supplement. In all other cases, terms defined in the original Offer to Exercise and used in this Supplement but not otherwise defined in this Supplement have the meanings assigned to them in the Original Offer to Purchase.

The remaining amendments and supplements to the information contained in the original Offer to Exercise are keyed to the headings in the original Offer to Exercise and are set forth below.

OFFER TO EXERCISE

The fifth paragraph of the on the second page of the original Offer to Exercise is hereby amended and restated as follows:

“The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any state in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that state.”

SUMMARY OF TERMS

Paragraph (iii) of the “Summary of Terms” under “Conditions” on page 3 of the original Offer to Exercise is hereby amended and restated as follows:

“In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Warrants from or on behalf of, Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.”

Paragraph (iv) of the “Summary of Terms” under “Conditions” on page 3 of the original Offer to Exercise is hereby deleted in its entirety.

Paragraph (v) of the “Summary of Terms” under “Conditions” on page 3 of the original Offer to Exercise is hereby amended to be labeled paragraph (iv).

DESCRIPTION OF THE OFFER TO EXERCISE

The fifth paragraph under “Description of the Offer to Exercise” on page 52 of the original Offer to Exercise is hereby amended and restated as follows:

“The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any state in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that state.”

SECTION 1. FORWARD LOOKING STATEMENTS

The first paragraph under “Forward Looking Statements” on page 53 of the original Offer to Exercise is here by amended and restated as follows:

“This Offer to Exercise contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this Offer to Exercise are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” and elsewhere in this Offer to Exercise that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.”

SECTION 6. CONDITIONS TO THE OFFER TO EXERCISE

The (iii) paragraph under “Conditions to the Offer to Exercise” on page 56 of the original Offer to Exercise is hereby amended and restated as follows:

“In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Warrants from or on behalf of, Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.”

The (iv) paragraph under “Conditions to the Offer to Exercise” on page 56 of the original Offer to Exercise is hereby deleted in its entirety.

The (v) paragraph under “Conditions to the Offer to Exercise” on page 56 of the original Offer to Exercise is hereby is hereby amended to be labeled paragraph (iv).